EXHIBIT 10.6
CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[* * *] INDICATES THAT INFORMATION HAS BEEN REDACTED

AMENDED AND RESTATED SUPPLY AGREEMENT
THIS AMENDED AND RESTATED SUPPLY AGREEMENT (the “Agreement”), effective as of the 3rd day of May, 2023 (the “Effective Date”), is by and between ALCON RESEARCH, LLC with its address at 6201 South Freeway, Fort Worth, TX 76134-2099 (hereinafter referred to as “ALCON”) and LIFECORE BIOMEDICAL, LLC, a Minnesota entity with its principal offices at 3515 Lyman Blvd., Chaska, Minnesota 55318 (hereinafter referred to as “SELLER”).
W I T N E S E T H:
WHEREAS, an affiliate of ALCON, Alcon-Couvreur N.V. and SELLER have previously entered into that certain Manufacturing Agreement dated as of January 1, 2006, as amended effective February 1, 2008 and January 1, 2011, with respect to the supply of [* * *], and that certain Manufacturing Agreement dated as of August 1, 2008, as amended effective January 1, 2012, with respect to the supply of [* * *], and that certain Amended and Restated Supply Agreement dated as of December 31, 2017, as amended effective March 1, 2019 and December 31, 2020 (collectively, the “Prior Supply Agreements”); and
WHEREAS, ALCON and SELLER are desirous of entering into an amended and restated supply arrangement that combines and extends the terms of the Prior Supply Agreements and establishes the terms and conditions for the supply of SELLER’s Ingredients as specifically identified on Exhibit “A” attached hereto (the “Ingredients”), which Ingredients shall be used by ALCON to manufacture ALCON’s finished product (the “Alcon Finished Product”), and SELLER and ALCON are willing to enter into such an arrangement, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements herein contained, it is mutually agreed as follows:
ARTICLE I
MANUFACTURING AND SALE

1.01During the Term of this Agreement, SELLER agrees that it shall manufacture or have manufactured for and sell to ALCON, and ALCON agrees that it shall purchase and accept from SELLER, the Ingredients as set forth in this Agreement.
1.02SELLER agrees that it shall manufacture each Ingredient and perform all of its obligations hereunder in accordance with (a) the Quality Agreement/Standard Purchase Description number BE.Q02.7SPDCC.S0042A.R02 until the effective date that such agreement is specifically superseded by the V-QMS-0092169 - QUALITY ASSURANCE AGREEMENT – LIFECORE BIOMEDICAL LLC, CHASKA, MN / ALCON RESEARCH LLC as executed by the parties (as applicable, the “Quality Agreement” or “SPD”) and the written specifications and quality control testing procedures referenced in the Quality Agreement for the particular Ingredient part numbers set forth on Exhibit “A” (the “Ingredient Specification(s)”), both as amended or supplemented from time to time in accordance with the terms hereof and the Quality Agreement, (b) the current good manufacturing practices applicable to the manufacturing of the Ingredient as set forth in the Quality Agreement, (c) the procedures, terms and conditions set forth in the Quality Agreement, and (d) all other applicable laws, rules and regulations (the foregoing clauses (a) through (d) collectively, the “Ingredient Standards”). The Parties agree that the Ingredient Specifications and Quality Agreement may be updated from time to time with the written agreement of the Parties as a separate change control process in accordance with the Quality Agreement. In that event, the referenced Ingredient Specifications and Quality Agreement will automatically be superseded and replaced by the new Ingredient Specifications and Quality Agreement.
1.03The parties agree that any Affiliate may procure Ingredients under this Agreement by issuing a Purchase Order (“PO”) that specifically provides that it is governed by the terms and conditions of this Agreement, but only if such Ingredients are being purchased for use in ALCON Finished Product. If an ALCON Affiliate issues a PO to SELLER referencing the terms of this Agreement: (i) all references to ALCON in this Agreement shall be deemed to be to such ALCON Affiliate; (ii) such ALCON Affiliate will be solely responsible for its own obligations, including without limitation all charges incurred in connection with such PO; and (iii) each such PO together with this Agreement shall constitute a distinct contract enforceable according to its terms between the SELLER and the ALCON Affiliate that issued the PO. “Affiliate” means, with respect to a party, any corporation or other business entity Controlled by, Controlling or under common Control with that Party, whereby “Control” means the direct or indirect ownership of more than 50% (fifty percent) of the equity interest in such corporation or business entity, or the ability in fact to control the management decisions of such corporation or business entity.
1.04Beginning on [* * *], SELLER shall establish and maintain a safety stock of the Ingredients consisting of at least [* * *] on hand of supply of each of the Ingredients, unless a different amount is mutually agreed by the Parties, to protect against variation in supply and demand; provided that SELLER may, in its discretion, increase the safety stock coverage to account for item specific factors such as supplier lead times, demand, order frequency, minimum order and lot size quantities. SELLER shall manage the safety stock on a first-in first-out basis to ensure maximum shelf-life of the Ingredients.
1.05Except as otherwise expressly set forth herein, all raw materials and packaging components necessary to manufacture the Ingredients will be supplied by SELLER.
1.06Any changes proposed by SELLER or ALCON to the design, processes or procedures relative to the manufacturing, packaging and/or labeling of the Ingredients must be implemented in line with the conditions or requirements as set forth in the Quality Agreement.
1.07SELLER shall conduct all manufacturing of the Ingredients at its facilities located at Chaska, Minnesota or such other facility as the Parties may agree. SELLER shall supply all equipment or machinery used by SELLER in the production, packaging, labeling, holding or quality control testing of the Ingredients, unless specified otherwise herein or in the Quality Agreement, and shall maintain its facilities, including such equipment, in a state of repair and operating efficiency consistent with the requirements set forth in the Quality Agreement. SELLER or its Affiliate shall obtain and maintain during the Term hereof all government and regulatory authority licenses, permits, registrations, and approvals required in order to manufacture the Ingredients pursuant to the Quality Agreement.
1.08Except as set forth in the Quality Agreement, SELLER shall not subcontract or delegate its obligations (in whole or in part) hereunder to a third party or an Affiliate without the prior written consent of ALCON and provided that SELLER shall remain solely and fully liable for the performance of its approved subcontractors.
1.09SELLER acknowledges that ALCON and/or its Affiliates shall be entitled to source the Ingredients from [* * *].

ARTICLE II
FORECASTS, ORDERS AND DELIVERY
2.01During the Term of this Agreement, SELLER agrees that it will sell to ALCON and ALCON agrees that it will purchase from SELLER, such quantities of the Ingredients that ALCON orders pursuant to the terms of this Agreement. SELLER will use its best efforts to obtain maximum production of the Ingredients in connection with this Agreement.
2.02At the start of each calendar quarter of each Contract Year, ALCON shall furnish SELLER with a written, updated [* * *] forecast of the quantities of the Ingredients, which ALCON intends to order from SELLER during the next [* * *]. It is understood and agreed that any quarterly forecasts issued to SELLER by ALCON pursuant to the terms hereof, shall include a [* * *] binding period (“Binding Forecast”), followed by a [* * *] non-binding period (“Non-Binding Forecast”) that will be used for planning purposes, but shall not constitute a firm order of the Ingredients. The ordering of the Ingredients shall be by means of individual purchase orders and change orders thereto (hereinafter referred to collectively as “Purchase Order(s)”), issued from time to time by ALCON’s manufacturing or procurement personnel and ALCON’s subcontractors who are authorized herein to do so. ALCON shall submit Purchase Orders to cover the Binding Forecast no later than [* * *] prior to the start of the binding period, specifying the quantity, delivery address and need by date (not to be less than [* * *] from the issuance of the Purchase Order) (such date being the “Delivery Date” for such Purchase Order). Purchase Orders delivered by ALCON to SELLER are cancellable and changeable by ALCON [* * *] and upon such cancellation or change, such amounts are no longer part of the Binding Forecast; provided, however, that the Delivery Date shall not be [* * *]. SELLER will accept all Purchase Orders received during a particular calendar year so long as the aggregate quantity of the Ingredients under such Purchase Orders does not exceed the Committed Capacity (defined in Section 2.05) as set forth on Exhibit “B”. In the event that the terms of any Purchase Order are not consistent with those of this Agreement, then the terms of this Agreement will prevail. If ALCON does not order and purchase the Ingredients as forecast in a Binding Forecast, SELLER may only invoice, and ALCON will pay, for actual costs incurred by SELLER for manufacturing performed in reliance on ALCON Binding Forecasts. All Non-Binding Forecasts are only estimates of ALCON’s anticipated purchases and will be prepared in good faith in order to facilitate SELLER’s efficient manufacture and shipment of the Ingredients in compliance with this Agreement. ALCON will not be responsible for any loss or expense of SELLER arising from any Non-Binding Forecast. If ALCON requests changes to a Binding Forecast or any Purchase Orders to increase the Ingredients ordered by ALCON for the relevant period, then SELLER shall exercise its best efforts to comply with the increases to the Binding Forecast or Purchase Orders that ALCON may request and will treat the change as a Supplemental Order. ALCON may submit supplemental orders for additional Ingredients beyond the forecasted amounts (“Supplemental Orders”). SELLER will notify ALCON as soon as practicable, but in no event later than [* * *] after the date of the order, as to when the Supplemental Order is to be filled. SELLER will use its best efforts to fill Supplemental Orders within [* * *] of receipt (such delivery date being agreed upon by SELLER and confirmed in writing to ALCON, the “Supplemental Delivery Date” for such Supplemental Order).
2.03In the event SELLER discovers that there is a likelihood that it will fail to deliver a shipment of Ingredients on the Delivery Date set forth in a Purchase Order or on the Supplemental Delivery Date set forth in a Supplemental Order and in conformity with the warranty set forth in Section 5.01 (whether by reason of a Force Majeure Event (as defined herein) or otherwise), SELLER shall notify ALCON within [* * *] of the discovery of such discovery. Promptly thereafter, the parties shall meet to discuss how ALCON shall obtain such full quantity of conforming Ingredients. Compliance by SELLER with this Section shall not relieve SELLER of any other obligation or liability under this Agreement.
2.04SELLER shall deliver the quantities of each Ingredient set forth in each Purchase Order on the Delivery Date specified therein. SELLER shall deliver all Ingredients FCA (INCOTERMS® 2020) SELLER’s facilities (Chaska, MN 55318), at which point all title to and risk of loss of the Ingredients shall pass to ALCON (or its Affiliate issuing the Purchase Order) at the time of delivery to ALCON’s carrier. SELLER shall not be liable for any delay in shipment of the Ingredients that is beyond the reasonable control of SELLER by reason of a Force Majeure event occurring in accordance with, and subject to the terms of, Section 8.01.
2.05Set forth on Exhibit “B” are non-binding anticipated forecast volumes (“Anticipated Forecast Volumes”) for each Ingredient during each [* * *] period of this Agreement. Provided that ALCON is not in material breach of this Agreement, SELLER shall reserve manufacturing capacity committed and dedicated to ALCON for at least the volumes set forth on Exhibit “B” (“Committed Capacity”) during each [* * *] period of this Agreement. As Committed Capacity for the Ingredients increases in future years of this Agreement, SELLER and ALCON hereby agree to execute an amendment to this Agreement and provide a revised Exhibit “B” with such new Committed Capacity information for the Ingredients. If SELLER fails to provide the Committed Capacity in any year and is unable to secure a third party acceptable to ALCON to provide such Committed Capacity on behalf of SELLER, then, as ALCON’s sole remedy for a SELLER default on Committed Capacity, SELLER shall grant to ALCON, upon ALCON’S request, [* * *] until such time as SELLER is able to demonstrate that it can meet the Committed Capacity, at which time [* * *] shall terminate and [* * *]. ALCON may be permitted to use [* * *], subject in all respects to the confidentiality obligations set forth in this Agreement. [* * *].
2.06SELLER and ALCON agree to work together in good faith to finalize a plan by [* * *] to increase Committed Capacity (the “Expanded Capacity Plan”) to meet the Anticipated Forecast Volumes for each Ingredient set forth on Exhibit “B”. After the finalization of the Expanded Capacity Plan, SELLER shall use its best efforts to implement and execute the Expanded Capacity Plan to enable SELLER to meet the Anticipated Forecast Volumes. If any timing milestone under the Expanded Capacity Plan is not executed in accordance with such plan, ALCON will have a [* * *] right for ALCON to [* * *] to meet the Expanded Capacity Plan.
2.07Beginning on [* * *], the on-time in-full service level performance metric (“OTIF Metric”) for SELLER requires that (a) SELLER ship to ALCON the Ingredients set forth on each Purchase Order for delivery no earlier than [* * *] before and no later than, [* * *] after the Delivery Date on such Purchase Order, or [* * *] after the Supplemental Delivery Date on such Supplemental Order, and (b) the quantity delivered by SELLER to ALCON be not less than [* * *]% of the quantity on such Purchase Order or Supplemental Order for [* * *] and not less than [* * *]% of the quantity on such Purchase Order or Supplemental Order for [* * *]. If SELLER fails to achieve the OTIF Metric, calculated from the average of all cumulative Purchase Orders and Supplemental Orders with Delivery Dates and Supplemental Delivery Dates planned during the measuring period (each full calendar month after [* * *]), for [* * *], then SELLER shall [* * *] in order to help facilitate the level of manufacturing and safety stock necessary to meet the OTIF Metric, and SELLER hereby agrees to allow [* * *] regarding SELLER’s schedule and plan to meet the OTIF Metric. Notwithstanding the foregoing, in no event shall this Section 2.06 apply to (i) any failure to meet the OTIF Metric because of a Force Majeure Event, (ii) the extent of any delay that is not due to SELLER’s failure to comply with Ingredient Standards or SELLER’s failure to otherwise comply with the terms of this Agreement, such as a delay by the shipper, or (iii) any change in Ingredient Specifications to the extent such changes caused the delay.
2.08If SELLER’s failure to meet the OTIF Metric continues for [* * *] after a failure to meet the OTIF Metric for the [* * *] described in Section 2.06, then, until the [* * *] Rights Termination Date (as defined below), SELLER hereby agrees (i) [* * *], (ii) [* * *], and (iii) [* * *] (collectively, the “[* * *] Rights”). All [* * *] Rights granted to ALCON under this Section 2.07, if any, shall automatically terminate on the date that SELLER meets the OTIF Metric for [* * *] (such date, the “[* * *] Rights Termination Date”). SELLER hereby agrees to use its commercially reasonable best efforts to ensure that the delivery of all Ingredients under the existing Purchase Orders and Supplemental Orders are satisfied.

ARTICLE III
PRICE AND TERMS OF PAYMENT
3.01ALCON shall pay SELLER for the Ingredients in accordance with the price and payment terms set forth in Exhibit “B” attached hereto. ALCON will pay undisputed invoices for the Ingredients within [* * *] of the date of SELLER's invoice. Undisputed invoices that are not paid in full when due will bear interest at the rate of [* * *] percent ([* * *]%) per month or the maximum allowed by law, whichever is less. In addition, if ALCON fails to pay any amounts due to SELLER within the time provided herein, then following a notice period of sixty (60) days during which period payment is still not made, SELLER may cease providing the Ingredients or decline to make further deliveries under this Agreement until such time as ALCON’s payments are current and may thereafter condition performance or acceptance and delivery of future orders on receipt of cash, a letter of credit or other security satisfactory to SELLER in its sole discretion. This requirement will not release ALCON from any previous obligation.
3.02SELLER and ALCON agree on the following price adjustment mechanism tied to the Index. The “Index” shall mean the [* * *] Index. The Index reference month is September of each calendar year starting in [* * *]. The first reference month shall be the September Index [* * *]. The September Index of the current year shall be compared to the September Index of the previous year in order to determine the price adjustment of the Price/Conversion Price applying to all Ingredients to be delivered to ALCON in the calendar year following the current year, starting on January 1 of the following calendar year. Example: If the September Index [* * *] is [* * *] and the September Index [* * *] is [* * *], the Index has increased by [* * *]% and SELLER shall be entitled to adjust the Price/Conversion Price for all Ingredients to be delivered to Alcon in the calendar year [* * *] by [* * *]%, starting on [* * *]. In the event that the Index variation is lower than [* * *]% ([* * *] percent), the Price/Conversion Price will not be reviewed but the percentage will be accumulated to the following years’ increase. Example: If the September Index [* * *] increased by [* * *]% compared to the September Index [* * *] and the September Index [* * *] increased by [* * *]% compared to the September Index [* * *], SELLER will be entitled to increase the Conversion Price by [* * *]% for all Ingredients to be delivered in the calendar year [* * *], starting on [* * *]. For any price changes made pursuant to this Section 3.02, SELLER and ALCON hereby agree to execute an amendment to this Agreement and provide a revised Exhibit “B” with such new pricing information for the Ingredients.
3.03SELLER and ALCON agree on the following price adjustment mechanism related to raw material used by SELLER in manufacturing the Ingredients. Beginning in [* * *], in [* * *] (and only in [* * *]), SELLER shall have the right to increase the price of an Ingredient in the event that the total costs of raw materials increases by more than [* * *] percent ([* * *]%), and SELLER provides reasonably documented evidence of the increased costs to manufacture such Ingredient as a result of such changes. A revised price for the Ingredient shall be effective starting on January 1 of the following calendar year. For any price changes made pursuant to this Section 3.03, SELLER and ALCON hereby agree to execute an amendment to this Agreement and provide a revised Exhibit “B” with such new pricing information for the Ingredients.
3.04If the Ingredient Specifications are changed in accordance with the terms hereof and the Quality Agreement and said change affects SELLER’s costs to manufacture an Ingredient, a revised price for the Ingredient shall be determined by mutual agreement of the parties, provided that SELLER shall not withhold its agreement to any revised price proposed by ALCON if such revised price includes reimbursement of SELLER’s reasonably documented increased costs to manufacture the Ingredient as a result of such changes.
3.05Subject to Section 3.06 and Section 3.07, if any payment under this Agreement is subject to withholding tax under applicable law, ALCON shall have the right to withhold any and all such taxes, which shall be paid to the appropriate taxing authority for the account of SELLER. ALCON shall provide to SELLER appropriate proof of payment of any and all taxes so withheld.

3.06ALCON agrees that any sales taxes, gross receipts or similar taxes that are assessed as a result of this Agreement (except taxes on SELLER's net income), including, without limitation, Value Added Tax, are the responsibility and liability of ALCON, and will not be transferred to, or paid by, SELLER, in any form.
3.07SELLER will reimburse ALCON for [* * *]% of the annual import duty imposed on the [* * *], up to a maximum of USD [* * *] annually. This reimbursement will continue for as long during the Term as the import duty applies to ALCON’s receipt of Ingredients from SELLER. ALCON will submit invoices to SELLER for such duties incurred and SELLER will reimburse ALCON for such duties as described in this Section 3.07 within 60 days of the date of such invoice. If the import duty is reduced or eliminated, then SELLER’s obligation for such reimbursement will be reduced on a pro rata basis in the case of a reduction, or terminated in the case that the duty is eliminated.
ARTICLE IV
RECORDS
4.01.SELLER agrees to maintain accurate records of production, shipment, inventory, and such other records as are required by the Ingredient Standards, including any requirements applicable to electronic records and signatures (21 CFR Part 11), or otherwise mutually agreed upon by the parties for such period as may be required by applicable laws (and in any case for a minimum of seven (7) years), and shall provide to ALCON, upon ALCON’s request, copies of all such records. The obligations of SELLER under this Section 4.01 shall survive the expiration or termination for whatever reason of this Agreement for a period of seven (7) years.
ARTICLE V
WARRANTIES, INDEMNITIES, AND INSURANCE
5.01.SELLER warrants that each Ingredient delivered to ALCON under this Agreement (a) shall have been manufactured, packaged, labeled, held and shipped in accordance with the Ingredient Standards and (b) will be free from defects in material and workmanship for a period of [* * *] from delivery to ALCON. SELLER also warrants to ALCON that SELLER has not been debarred and is not subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any person who has been debarred pursuant to section 306 of the FFDCA, 21 U.S.C. § 335a, or who is the subject of a conviction described in such section (or undergoes any analogous proceedings under foreign law). SELLER shall not be obligated under the foregoing warranty to the extent any nonconformance in an Ingredient results from ALCON's mishandling, misuse or improper storage of the Ingredient.
5.02.ALCON shall have a period of [* * *] from date of receipt to inspect and reject, by written notice to SELLER, any Ingredient shipment on the grounds that it does not comply with the warranty set forth in Section 5.01, provided that in the event of any non-compliance which could not reasonably have been detected by a customary inspection on delivery, ALCON shall have the right to reject such Ingredient within [* * *] of discovering such non-compliance. In the event ALCON rejects any Ingredient as a result of such non-compliance, ALCON shall return such rejected Ingredient (or a sample thereof) to SELLER for further testing. If SELLER confirms that such returned Ingredient fails to comply with the warranty set forth in Section 5.01, SELLER shall, promptly credit ALCON for the purchase price of the non-conforming Ingredient and all return delivery costs and promptly provide Ingredient that complies with the warranty set forth in Section 5.01 at SELLER's own cost and expense. Such credit and supply of new Ingredient by SELLER shall be ALCON's sole and exclusive remedy, and SELLER's sole and exclusive liability, with the exception of any indemnification obligations pursuant to Section 5.04, for any breach of the warranty set forth in Section 5.01, except as otherwise provided in this Agreement. If there is any dispute between the parties concerning whether any Ingredient complies with the warranty set forth in Section 5.01 at the time of delivery to ALCON, such dispute shall be referred for decision to an independent expert to be appointed by agreement between SELLER and ALCON. The costs of such independent expert shall be borne by SELLER if the testing confirms the non-conformity and otherwise by ALCON. The decision of such independent expert shall be in writing and, save for manifest error, shall be binding on both SELLER and ALCON. Acceptance by ALCON of any Ingredient pursuant to this Article V shall not in any way affect ALCON’s rights under the warranty provisions of this Agreement.
5.03.ALCON will indemnify and hold SELLER harmless from and against any and all liability, damage, loss, cost or expense resulting from any third party claim(s) made or suits brought against SELLER, to the extent arising out of (a) any sale or other distribution of the ALCON Finished Product except to the extent that the claim arises out of SELLER's breach of any representation, warranty or covenant, negligent act or omission, or willful act or omission or any matter for which SELLER is responsible for indemnifying and holding ALCON harmless, as described in Article 5.04; or (b) any negligent or willful act or omission of ALCON in relation to the promotion, distribution, sale or use of the Ingredient which SELLER manufactured hereunder and which complies with the warranty set forth in Section 5.01 hereof. Upon the filing of any such claim or suit, SELLER shall immediately notify ALCON thereof and shall permit ALCON, at its cost, to handle and control such claim or suit; provided, however, that SELLER may, at its own expense, retain such additional attorneys as it may deem necessary. SELLER’s attorneys will be permitted by ALCON and their attorneys to reasonably observe and/or participate in all aspects of the defense of such claims or suits. ALCON shall not settle or consent to an entry of judgment in any such claims or suits without the prior written consent of SELLER, which shall not be unreasonably withheld.
5.04.SELLER will indemnify and hold ALCON harmless from and against any and all liability, damage, loss, cost, or expense resulting from any third party claims made or suits brought against ALCON, to the extent arising out of (a) SELLER’s breach of any representation, warranty, covenant or agreement set forth in this Agreement, (b) any product liability claim or any claim of infringement of any intellectual property rights arising solely as a result of ALCON’s use of any Ingredient, or (c) any negligent or willful act or omission of SELLER in relation to the manufacture or delivery of any Ingredient hereunder, except to the extent that ALCON is responsible for indemnifying and holding SELLER harmless for such claim as described in Article 5.03. Upon the filing of any such claim or suit, ALCON shall immediately notify SELLER thereof and shall permit SELLER, at its cost, to handle and control such claim or suit; provided, however, that ALCON may, at its own expense, retain such additional attorneys as it may deem necessary. ALCON’s attorneys will be permitted by SELLER and their attorneys to reasonably observe and/or participate in all aspects of the defense of such claims or suits. SELLER shall not settle or consent to an entry of judgment in any such claims or suits without the prior written consent of ALCON, which shall not be unreasonably withheld.
5.05.SELLER shall maintain in effect throughout the term of this Agreement comprehensive General Liability insurance coverage including Products Liability and Blanket Contractual Liability insurance (provided by an insurance carrier(s) reasonably acceptable to ALCON), affording a limit of USD 5,000,000 Bodily Injury/Property Damage Liability per occurrence and in the aggregate. SELLER shall at the time of signing this Agreement furnish ALCON with a Certificate of Insurance evidencing same. SELLER's insurance policies shall name ALCON as an additional insured party and shall be endorsed to provide that ALCON shall be notified at least sixty (60) days in advance of any material change or cancellation of insurance.
5.06.Except as specifically set forth in this Agreement, SELLER makes no warranties with respect to the Ingredients, express or implied, including without limitation, any warranty of merchantability, or fitness for a particular purpose.
5.07.The provisions of this Article V shall survive the expiration or termination for whatever reason of this Agreement.

ARTICLE VI
CONFIDENTIALITY
6.01.All information, including, without limitation, this Agreement and all terms set forth herein, know-how, furnished by or on behalf of one party hereto (the “Disclosing Party”) to the other party hereto (the “Receiving Party”) either in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement (the “Confidential Information”) shall be kept confidential by the Receiving Party and the Receiving Party shall not make use of said Confidential Information, except for purposes authorized by this Agreement, nor disclose the same to any person or firm unless previously authorized in writing by the Disclosing Party to do so; provided, however, that the Receiving Party may disclose such Confidential Information to its responsible officers and employees who require said information for the purposes contemplated by this Agreement, provided that said officers and employees shall be subject to like obligations of confidentiality. SELLER shall not issue a press release about this Agreement or disclose any information about this Agreement, unless required by applicable law (including the rules and regulations of the Securities Exchange Commission or any national securities exchange), provided that, to the extent permitted by applicable law and such rules and regulations, the Disclosing Party will provide the other party with a copy of such information to be disclosed at least 48 hours in advance of its disclosure.
6.02.Any other provision hereof to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that the obligations of confidence and non-use set forth in Section 6.01 shall not apply to any information which:
(a) is lawfully, at the time of disclosure or thereafter so becomes, a part of the public domain;
(b) is independently discovered or developed by, or otherwise in the lawful possession of, the Receiving Party without the use of Confidential Information belonging to the Disclosing Party, as shown by its written records;
(c) is lawfully disclosed to the Receiving Party by a third party who is not in violation of an obligation of confidentiality to the Disclosing Party relative to said information;
(d) is, by mutual agreement of the parties hereto, released from a confidential status; or
(e) the Receiving Party must disclose pursuant to applicable laws, regulations or court order, provided that the Receiving Party gives the Disclosing Party reasonable notice of its intent to disclose such information so that Disclosing Party may seek a protective order and the Receiving Party will cooperate therewith.
6.03.The provisions of this Article VI shall survive the expiration or termination for whatever reason of this Agreement.
ARTICLE VII
TERM AND TERMINATION
7.01.Unless terminated in accordance with the provisions of Section 7.02 below, the term of this Agreement shall begin on the Effective Date and extend to December 31, 2033 (the “Initial Term”) and shall cover all Purchase Orders issued and/or deliveries effected during such Term. The Agreement shall automatically renew for one additional two year term (the “Renewal Term,” collectively with the Initial Term, the “Term”) following the expiration of the Initial Term, unless [* * *] provides written notice to SELLER of non-renewal at least [* * *] prior to the expiration of the Initial Term or the applicable Renewal Term. The terms and conditions of this Agreement that apply to the Initial Term shall apply to any Renewal Term.

7.02.This Agreement may be terminated as follows:
(a) By ALCON, in its sole discretion, at any time during the term of this Agreement, for convenience and without cause, upon not less than six (6) months’ written notice to SELLER, which notice shall specify the date on which the termination shall become effective; or
(b) By either party, in the event that the other party fails to perform or otherwise breaches any of its material obligations hereunder (except to the extent permitted by Section 8.01 due to a Force Majeure Event), by giving notice of its intent to terminate and stating the grounds therefor. The party receiving such notice shall have sixty (60) days from the receipt thereof to cure the failure or breach, after which sixty (60)-day period this Agreement shall terminate if said failure or breach has not been cured. In no event, however, shall such notice of intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.
7.03.Should SELLER discontinue production of an Ingredient for any reason during the term of this Agreement or if this Agreement is terminated for any reason or expires by its terms, including as a result of termination pursuant to Section 7.02, SELLER agrees, upon ALCON’s request, to make a final sale to ALCON of a quantity of such Ingredient consistent with up to the volume purchased by ALCON in the [* * *] preceding termination or expiration (unless a greater amount is agreed upon by the parties in writing). The production will occur during a period to be mutually agreed upon by SELLER and ALCON following notice of discontinuation with delivery dates mutually agreed by the parties and consistent with past practices. SELLER shall use commercially reasonable best efforts to ship the Ingredients by such agreed upon delivery dates and in no event should such delivery take longer than time periods and delivery dates used by the parties and consistent with historical delivery periods. The rights and remedies provided in this Section 7.03 shall be cumulative and in addition to any other rights or remedies that may be available to ALCON. The “Term” of this Agreement shall continue until the later of [* * *] of providing a termination notice under Section 7.01 or Section 7.02 or SELLER has fulfilled the production demand in the final order issued by ALCON to SELLER pursuant to this Section 7.03.
7.04.The termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party, and shall not relieve either party from any obligation or liability arising, prior to such termination or expiration and all provisions which are expressed to survive this Agreement, including this Section 7.04, shall remain in full force and effect after any termination or expiration.
ARTICLE VIII
GENERAL PROVISIONS
8.01.Force Majeure. The provisions of this Agreement are binding upon the parties hereto except where prevented, delayed or interfered with by causes beyond the reasonable control of the non-performing party, including, without limitation, riot, terrorism, war or hostilities between nations, governmental action (other than action taken in response to violation or failure to act of a party or any of its Affiliates with respect to any law or governmental regulation, in which case the party at fault shall not be permitted to claim the benefit of this Section 8.01), acts of God (including, for example, floods, windstorms, earthquakes and other natural disasters), fire, accidents, and strikes and other labor disputes (a “Force Majeure Event”). The party affected by a Force Majeure Event shall give notice to the other party of such Force Majeure Event promptly after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefor. Such party shall use its best efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party shall give immediate notice to the other party. Under no circumstances shall a Force Majeure Event relieve either party of any obligation hereunder for a period of more than ninety (90) days.

8.02.Responsible Procurement. ALCON expects suppliers with whom it works to conduct business fairly and with high integrity, including being compliant with all laws and industry codes applicable to the services provided to ALCON, and to adhere to ALCON’s Third Party Code of Conduct (the “Code”) found at https://www.alcon.com/about-us/responsible-business-practice. SELLER shall: (i) familiarize itself and comply with the requirements of the Code and any supplemental ALCON policies that ALCON may provide during the term of the Agreement as relevant to SELLER’s activities under the Agreement (“Policies”); (ii) train, at SELLER’s cost, its personnel who perform services for ALCON under the Agreement (including approved subcontractors) on the provisions of the relevant laws, industry codes, and Policies applicable to these services, and at ALCON’s request, provide to ALCON all relevant training materials and attendance sheets; (iii) provide promptly, at ALCON’s request, information concerning compliance with the relevant ALCON Policies and related training, which may include a request for certification of compliance with such Policies and ALCON training requirements under this Agreement; (iv) allow ALCON (or its nominated third party experts) adequate access for the purposes of auditing compliance with the Code and Policies; and (iv) use reasonable efforts to identify and correct non-compliance with the Code and Policies and report to ALCON, at ALCON’s request, progress in correcting identified non-compliance. At ALCON’s discretion, failure to adhere to the Code and Policies shall entitle ALCON to terminate this Agreement in accordance with Section 7.02.
8.03.Conflict Minerals. SELLER acknowledges that ALCON’s parent company is a public company that files reports with the U.S. Securities and Exchange Commission (“SEC”), and is subject to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Conflict Minerals Law”). Under the Conflict Minerals Law, ALCON will be required to submit reports and disclose (a) whether any Tantalum, Tungsten, Tin or Gold (Conflict Minerals or 3TG) necessary to the functionality or production of ALCON’s Finished Product originated from the Democratic Republic of the Congo (“DRC”) or any adjoining country; and (b) if any Conflict Minerals did originate in the DRC or an adjoining country, the due diligence measures taken by SELLER to identify the source of the Conflict Minerals used in its Ingredients. SELLER shall cooperate with ALCON from time to time, at no additional cost to ALCON, in ALCON’s performing a reasonable due diligence investigation on the origin of Conflict Minerals contained in the Ingredients delivered to ALCON under this Agreement to enable ALCON to comply with its disclosure and reporting obligations under the Conflict Minerals Law. Such due diligence may include but shall not be limited to assisting ALCON in conducting a “reasonable country-of-origin inquiry” on such Conflict Minerals or completing and submitting to ALCON such questionnaires or templates relating to the origin of Conflict Minerals contained in the Ingredients, as ALCON shall request. If the Ingredients being supplied under this Agreement contain the minerals Tantalum, Tungsten, Tin or Gold, then SELLER shall provide its diligence and disclosure in compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. SELLER further warrants that all raw materials contained in the Ingredients meet the requirements of Directive 2011/65/EU (RoHS Directive). If requested by ALCON, SELLER shall provide to ALCON all relevant information showing its diligence in determining the source of such items and materials. Failure to adhere to these standards shall be deemed a material breach by SELLER, subject to Section 7.02.
8.04.Assignment; Successors In Interest. Neither party shall be entitled to sell, assign, transfer, or otherwise dispose of this Agreement or any of its rights or duties hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that without such consent either party may assign this Agreement, in whole or in part to an Affiliate of such party; provided, further, however, that either party may assign this Agreement or any of its rights and obligations hereunder to the purchaser of all or substantially all of its assets related to the Ingredients, or to its successor entity or acquiror in the event of a merger, consolidation or change in control of such party; provided further that, without the prior written consent of ALCON, LIFECORE may not assign this Agreement (by asset transfer, merger, change of control or otherwise) to [* * *]. Any purported assignment or transfer in violation of this Section 8.04 shall be void ab initio and of no force or effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of ALCON and SELLER, as the case may be.

8.05.Entire Understanding. Beginning on the first day of the Term, this Agreement shall constitute the entire agreement between parties hereto and shall supersede any other agreements, whether oral or written, expressed or implied, as they pertain to the subject matter hereof (including but not limited to the Prior Supply Agreements), and shall supersede any conflicting preprinted portions of SELLER’s quotation and acknowledgment forms. This Agreement may not be changed or modified except as specifically and mutually agreed upon in writing.
8.06.Relationship.
(a) The relationship created by this Agreement shall be strictly that of independent contractors and shall not constitute a partnership, joint venture or agency. Neither party is hereby constituted an agent nor legal representative of the other party for any purpose whatsoever and is granted no right or authority hereunder to assume or create an obligation, expressed or implied, or to make any representation, warranties or guarantees, except as are expressly granted or made in this Agreement. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.
(b) Neither SELLER nor ALCON has relied in any way upon the other, directly or indirectly, or any legal, financial or similar professional advice relating to its execution of this Agreement, and each has sought such advice on its own behalf from professionals of its choice.
8.07.Litigation. In the event that the Parties hereto become involved in litigation with one another with reference to all or any part of the subject matter of this Agreement, or with reference to any issue connected with or related thereto, the unsuccessful party in such litigation shall pay the legal fees, costs and expenses, including, without limitation, all reasonable and verifiable attorneys’ fees, of the successful party. This Section 8.07 shall survive the expiration or termination for whatever reason of this Agreement.
8.08.Environment and Safety Requirements: From an environmental perspective, the parties will comply with the applicable laws and regulations set forth in the Quality Agreement as they may relate to product-related regulatory obligations that impact product packaging (as supplied by SELLER), chemical substance use, material safety data sheet development, and similar product-related environmental legislation.
8.09.Security Related Programs. SELLER shall comply with all applicable recommendations and requirements of security related programs established under or in relation to the World Customs Organization (WCO) Framework of Standards to Secure & Facilitate Global Trade. This includes but is not limited to Customs – Trade Partnership Against Terrorism (C-TPAT) and Authorized Economic Operator (AEO). Upon request, SELLER shall certify in writing and provide documentary evidence requested by ALCON of such compliance.
8.10.Notice. Any notice required hereunder may be served by either party on the other by sending same, by first class or certified mail, overnight courier or electronic mail to the address set forth below, or such other address as either party may subsequently designate to the other in writing as the address for notice(s) under this Agreement. This Section 8.10 shall survive the expiration or termination for whatever reason of this Agreement.
To SELLER:    Lifecore Biomedical, LLC
Attention: President
3515 Lyman Boulevard
Chaska, MN 55318
    Email: jim.hall@lifecore.com

To ALCON:    ALCON RESEARCH, LLC
Attention: Alcon Supplier Relationship Manager
6201 South Freeway
Fort Worth, TX 76134-2099
With a copy to:    ALCON RESEARCH, LLC
Attention: Legal Department – General Counsel
6201 South Freeway
Fort Worth, TX 76134-2099
8.11.Waiver. The parties hereto mutually agree that a waiver by either party of any right hereunder or the failure to perform or breach of any of the terms of this Agreement by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other party.
8.12.Governing Law. This Agreement is to be performed in accordance with the laws of the State of New York and shall be construed and enforced in accordance with the laws of the State of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties further agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. This Section 8.12 shall survive the expiration or termination for whatever reason of this Agreement.
8.13.Severability. The illegality, invalidity or unenforceability of any provision (or any part thereof) of this Agreement shall not affect or limit the legality, validity or enforceability of any other provision or the other parts of such provision as the case may be, provided the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby. In lieu of any such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties.
8.14.Subcontracting. SELLER shall not have the right to subcontract any of its obligations hereunder without the prior written consent of ALCON in conformity with the conditions or requirements as set forth the Quality Agreement. Unless the parties agree otherwise, SELLER shall remain solely liable for the performance of any of SELLER’s obligations by its approved subcontractor.
8.15.Further Assurance. Each party shall execute such other instruments, give such further assurance and perform such acts which are or may become necessary or appropriate to effectuate and carry out the provisions of this Agreement.
8.16.Remedies Cumulative. Except as provided herein, each and every right granted hereunder and the remedies provided for under this Agreement are cumulative and are not exclusive of any remedies or rights that may be available to any party at law, in equity, or otherwise.
8.17.No Benefit to Others. Except as provided in Section 5.03 and Section 5.04, the provisions set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons or entities.
8.18.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

8.19.Supplier Diversity. As a part of ALCON’s commitment to supplier diversity, SELLER is requested to demonstrate a good faith effort to locate and utilize diverse businesses as noted in FAR 52.219-8 guidelines when making purchases of goods or services on behalf of, or in support of, the goods or services to be provided by SELLER pursuant to this Agreement. If SELLER’s operation includes the ability to track and report on supplier diversity spend and activity, SELLER agrees to provide quarterly reporting to ALCON on any second tier diversity spend referencing the following applicable categories of businesses: Women-owned, Minority-owned, Veteran-owned (small), Service Disabled Veteran-owned (small), LGBT-owned, Disabled-owned, Small-owned, Women-owned (small), Small Disadvantaged-owned, and HubZone businesses. Upon execution of the Agreement, if SELLER does not have the ability to track and report supplier diversity spend as requested, SELLER agrees to provide requested reports at such time SELLER’s operation implements mechanisms to track and report on such spend.
[Signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representative.

ALCON RESEARCH, LLC                LIFECORE BIOMEDICAL, LLC

By: /s/ Robert Meyers                    By: /s/ Jim Hall
Name:     Robert Meyers                    Name:    Jim Hall
Its:    VP and Global Head, External Supply        Its:    President and CEO
Organization
Date: 5/3/2023                        Date: 5/3/2023

EXHIBIT “A”
DESCRIPTION OF INGREDIENTS:

Ingredient Specifications

Description	Lifecore Part Number	Spec Number
[* * *] [* * *]	[* * *] [* * *]	[* * *]
[* * *] [* * *]	[* * *]	[* * *]
[* * *] [* * *]	[* * *] [* * *]	[* * *]
[* * *] [* * *]	[* * *]*	[* * *]*
[* * *] [* * *]	[* * *] [* * *]	[* * *]

* As soon as the Lifecore Part Number and Spec Number are available, the Parties hereby agree to amend Exhibit “A” to update this information.

EXHIBIT “B”
PRICE, PAYMENT TERMS, NON-BINDING ANTICIPATED FORECAST VOLUMES AND COMMITTED CAPACITY OBLIGATIONS

In consideration of the satisfactory delivery of the Ingredients, ALCON shall make all payments net [* * *] of the date of SELLER’s invoice for the same.

Non-binding Anticipated Forecast Volumes and Committed Capacity:

Contract year	Non- Sterile* Non-Binding Anticipated Forecast Volume (KG's)	Sterile** Non-Binding Anticipated Forecast Volume (KG's)	Non-Sterile Binding Committed Capacity (KG's)	Sterile Binding Committed Capacity (KG's)
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

* Non-sterile Ingredients are: [* * *]
[* * *].

** Sterile Ingredients are: [* * *].

Ingredient prices
[* * *]

Contract year	LMW Pricing/g
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

[* * *]
[* * *]

Ingredient	Pricing/g
[* * *]	[* * *]
[* * *]	[* * *]

Note 1: The same price will apply regardless of volume.
Note 2: These price for [* * *] will apply to the supply of [* * *]; provided, that, if additional testing cost is incurred after the Effective Date or the yields differ from [* * *], and SELLER requests an adjustment to cover the additional cost or different yield, ALCON and SELLER will negotiate in good faith an adjustment to the prices for that Ingredient.